Exhibit 1A-2A

John Thurston ARKANSAS SECRETARY OF STATE To All to Whom These Presents Shall Come, Greetings: I, John Thurston, Arkansas Secretary of State of Arkansas, do hereby certify that the following and hereto attached instrument of writing is a true and perfect copy of Certificate of Organization of ROCKSTAR CAPITAL GROUP LLC filed in this office October 05, 2022 In Testimony Whereof, I have hereunto set my hand and affixed my official Seal. Done at my office in the City of Little Rock, this 5th day of October 2022. Online Certificate Authorization Code: 58098163407db8191a3 To verify the Authorization Code, visit sos.arkansas.